Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140007 on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the manner in which Guidance Software, Inc. accounts for share-based compensation in 2006) dated March 29, 2007, relating to the 2005 and 2006 consolidated financial statements and financial statement schedule of Guidance Software, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of Guidance Software, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche, LLP

Los Angeles, California

March 29, 2007